Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-139192 on Form S-8/A and Registration Statements No. 333-157670, No. 333-139192 and No 333-123802 on Form S-8 of our reports dated May 28, 2010, relating to the consolidated financial statements and financial statement schedule of China Finance Online Co. Limited and its subsidiaries and variable interest entities (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F, of the Company for the year ended December 31, 2009.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, People’s Republic of China
May 28, 2010